Exhibit 10.15

Niv Krikov	November 3, 2021

215 Fisher Street

Needham, MA 02492 Dear Niv,

As we have discussed and agreed, your employment with Agrify Corporation (the “Company”) will terminate effective November 10, 2021 (the “Separation Date”). If you timely sign this letter agreement (the “Agreement”) the Company will provide you with the Severance Benefits described below, on the condition that you comply with all the terms set forth herein.

1. Separation. Regardless of whether you sign this Agreement, on the Separation Date, you will receive payment of all wages earned, including your earned bonus for Q3 and Q4, any commissions, expense reimbursement and all unused vacation time accrued, through the Separation Date. Following the Separation Date, you will no longer be an employee of the Company and, except as specifically provided below, you will not be eligible to participate in any of the Company’s bonus plans or employee benefit plans except as specifically provided by law, or by the terms of the plans themselves.

2. Severance Pay. In consideration of the mutual covenants set forth herein, the Company will continue to pay you an amount equal to your current annual base salary, less applicable withholding and deductions, through June 30, 2022 (the “Severance Period”), in accordance with the Company’s regular payroll periods and procedures (“Severance Pay”). The first payment shall be made on the first regular Company payroll date following the date you sign this Agreement and the seven-day rescission period expires. The first payment shall include any retroactive amounts accrued. Payment of the Severance Pay is contingent upon your compliance with the terms of this Agreement. You acknowledge and agree that the Severance Pay is over and above anything owed to you by law, contract, or under the policies of the Company, and that it is being provided to you expressly in exchange for you entering into this Agreement.

3. Group Benefits. Your participation in the Company’s group medical, dental and vision insurance plans shall terminate on November 30, 2021, except as provided under COBRA. If you elect to continue your participation in the Company’s group medical, dental and vision insurance plans in accordance with COBRA, the Company will pay the full monthly premium from December 1, 2021 through June 30, 2022. As for other Company group benefits, you will continue to be enrolled in the Company’s group plans at your current levels of enrollment through June 30, 2022, at the Company’s expense. The Company will provide you with information regarding your rights under COBRA on or before November 21, 2021.

4. Employee Stock Options. The options previously granted to you will continue to vest through June 30, 2022, in accordance with the Company’s Stock Plan and your option grants. Your vested options shall be eligible for exercise until September 30, 2022.

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5. Continuing Assistance. The Severance Benefits described above are subject to you continuing to serve as an advisor through December 31, 2021. As an advisor, you agree to be available by telephone or email to assist in the transition of your duties and answer any questions relating to your CFO responsibilities. The Company understands that you may have other obligations during the Advisory Period. Accordingly, the Company anticipates that you will need to devote approximately ten (10) hours per week to advisory services. The Company acknowledges that you have a planned vacation starting the week of December 23, 2021 and will have limited availability that week.

6. General Release. On behalf of yourself, your agents, assignees, attorneys, heirs, executors and administrators, you agree and do release and forever discharge the Company, its affiliates, parents, subsidiaries, officers, directors, employees, attorneys and agents, individually and in their official capacities (collectively, the “Releasees”) from any and all claims and causes of action, known or unknown, including but not limited to those arising out of or relating to your employment by the Company or your separation from employment. This release includes, but is not limited to, any claims you may have under any federal, state, or local employment laws; any federal, state, or local laws prohibiting discrimination in employment, including but not limited to the federal Civil Rights Acts, the Americans with Disabilities Act, Massachusetts employment discrimination statute (including Mass. Gen. Laws ch. 151B); claims under the Employee Retirement Income Security Act; claims under any federal, state or local leave laws, including but not limited to the Family Medical Leave Act; claims for unpaid salary, wages, commissions, bonuses or other compensation under the Fair Labor Standards Act, the Massachusetts Wage Act (including Mass. Gen. Laws ch. 149, § 148), or any federal, state or local wage and hour laws or wage claim statutes; claims alleging any legal restriction on the Company’s right to terminate its employees; any personal injury claims, including without limitation, wrongful discharge, detrimental reliance, violation of privacy rights, defamation, misrepresentation, tortious interference with business expectancy, emotional distress; or any claims alleging breach of express or implied contract. This release does not waive: (i) your right to enforce the terms of this Agreement; (ii) any claims that cannot be released by law, or any future claims that have not arisen as of the date that you signed this Agreement; (iii) any rights you may have under the Company’s employee benefit and equity plans (such rights shall be governed by the terms of those plans and applicable law); or (iv) any rights you may have to indemnification and legal defense as a former employee and officer of the Company, pursuant to applicable law and Company bylaws, policies, and insurance policies.

You further specifically acknowledge that:

(a)	This release is part of an agreement between you and the Company that is written in a manner that you understand. The Company is giving you money and other things of value that you would not otherwise be entitled to receive.

(b)	The Company hereby advises you in writing to consult an attorney, and you have been given the opportunity to consult with counsel of your own choosing.

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(c)	You have been given 21 days to consider signing this Agreement (the “Consideration Period”), and you understand that, if you sign this Agreement within the Consideration Period, you may revoke this Agreement within seven days of signing and delivering it. This Agreement will not become effective until the end of such seven-day period. In the event you exercise your right to revoke this Agreement, all obligations of the Company under the Agreement will cease. You further understand that if you sign this Agreement prior to the expiration of the Consideration Period, you have waived any remaining portion of the Consideration Period. If you timely revoke this Agreement after signing, you acknowledge and agree that any amounts payable hereunder that have been paid to you prior to the date of revocation, shall be repaid to the Company simultaneously with the delivery of the revocation.

(d)	By signing this Agreement, you understand that you are waiving all rights and claims for age discrimination arising under the Age Discrimination in Employment Act and other similar federal, state and local statues, regulations, orders and the common law.

(e)	You are not releasing or waiving any rights or claims for age discrimination or otherwise which may arise after the date this Agreement is signed.

7. No Pending Suits. You acknowledge and agree that you have not filed any lawsuit or complaint against the Company or any of the other Releasees in any court of law or administrative agency that is pending as of the date you sign this Agreement. You further agree to waive any right to accept any monetary award obtained on your behalf from any Releasee by any local, state or federal governmental agency for any claim otherwise subject to the release set forth in this Agreement.

8. Mutual Non-Disparagement. Unless as required by law or valid subpoena, you agree, on behalf of yourself, your agents, assignees, attorneys, heirs, executors and administrators, not to make any oral or written communication to any person or entity which has the effect of damaging the reputation of, or otherwise working in any way to the detriment of, the Company, the Releasees, or the Company’s products and services. The Company agrees that it will not issue any press release or public statement that disparages you or has the effect of damaging your reputation. Likewise, the Company agrees that its executives and members of its Board of Directors will not make any oral or written communication to any person or entity which has the effect of damaging the reputation of, or otherwise working in any way to the detriment of you. Absent a written request from you, inquiries from potential employers will be directed to the Company’s Director of HR, Sheryl Elliott, who will provide only the titles you held and the dates of your employment.

9. Non-Solicitation; Non-Disclosure. You acknowledge and agree that the Proprietary Information, Inventions, and Non-Solicitation Agreement between you and the Company (the “Proprietary Information Agreement”) remains in full force and effect, subject to the understanding that the restrictions set forth in Section 5 of the Proprietary Information Agreement will not preclude you from working with or doing business with “any consultant or independent contractor” with whom you worked, did business, or otherwise interacted before you became an employee of the Company.

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10. Confidentiality. You and the Company agree to maintain the terms of this Agreement as confidential information, subject to disclosure only pursuant to the requirements of the law. Notwithstanding the following, you may inform your immediate family and legal and financial advisors of the terms hereof on the basis that they shall similarly maintain the confidentiality of said terms. You may also share this Agreement with taxing authorities and the Department of unemployment Assistance if requested to do so. Finally, you may share Section 9 of this Agreement with a potential or new employer.

11. Return of Company Property. By signing this Agreement, you represent that you have returned to the Company all property belonging to the Company including, but not limited to, all keys, office equipment, documents, records, client files, written materials, computer, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies on whatever form) in your possession. You represent that you will retain no copies of confidential documents, and that you will make no attempt to acquire such documents in the future. Notwithstanding the foregoing, the Company agrees that you may retain possession of the laptop computer issued to you during your employment. You agree to make the computer available to the Company’s IT personnel for the purpose of removing any Company confidential information.

12. Non-Admission. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Company, its affiliates, officers, directors, employees, or agents, of any liability, error, violation or omission.

13. Severability. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

14. Execution. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. A facsimile or PDF signature shall be deemed an original and valid signature.

15. Miscellaneous.

(a) You agree that this is an individually negotiated agreement, and not part of any continuing arrangement, plan, scheme or program.

(b) You acknowledge that this Agreement constitutes an articulation of all pay and benefits to which you are entitled, and that you are not entitled to any other payments, benefits or privileges that have not been specifically included in this Agreement.

(c) This Agreement supersedes all prior written, verbal, or implied agreements between you and the Company, except for the Proprietary Information Agreement, as set forth in Section 9 above and your equity agreements with the Company.

(d) This Agreement may not be modified except in writing signed by you and an Officer of the Company. This Agreement shall be construed under the laws of the Commonwealth of Massachusetts and shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.

(e) You further acknowledge that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein.

(f) Should you decide to file for unemployment benefits, the Company will not contest your application, but will respond truthfully to any requests for information from the applicable government department.

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Should you choose to accept this Agreement, please sign and date below where indicated and return it to me. Please do not hesitate to contact me if you have questions.

Very truly yours,

/s/ Raymond Chang
Raymond Chang
President

Accepted and Agreed:

/s/ Niv Krikov	Date:	11/7/2021
Niv Krikov